Exhibit (g)(1)(i)

THIRTIETH AMENDMENT TO THE

EA SERIES TRUST CUSTODY AGREEMENT

This Thirtieth Amendment effective as of the last date in the signature block (the “Effective Date”) to the Custody Agreement, dated as of October 8, 2014, as amended (the “Agreement”), is entered into by and between EA Series Trust (f/k/a Alpha Architect ETF Trust), a Delaware statutory trust (the “Trust”) and U.S. Bank National Association, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the parties desire to amend the fee schedule, Exhibit C; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

●	Exhibit C is hereby superseded and replaced in its entirety with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

EA SERIES TRUST		U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Patrick Cleary	By:	/s/ Gregory Farley
Name:	Patrick Cleary	Name:	Gregory Farley
Title:	Secretary	Title:	Sr. Vice President
Date:	04/25/2023	Date:	04/27/2023

Exhibit C to the

EA Series Trust Custody Agreement

Base Fee for Custody Services

[Fees Redacted]

Appendix C - Custody Services in addition to the Base Fee

[Fees Redacted]